SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2005

Jupitermedia Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-26393	06-1542480
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

23 Old Kings Highway South Darien, Connecticut	06820
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 662-2800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On July 18, 2005, the Registrant consummated the transactions contemplated by that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of June 30, 2005, by and among JupiterImages Corporation (a wholly owned subsidiary of the Registrant), as Purchaser, and Jeffrey Burke and Lorraine Triolo, as Sellers. Pursuant to the Purchase Agreement, the Registrant acquired (the “Acquisition”) all of the outstanding stock of PictureArts Corporation, a California corporation (the “Company”).

The closing of the Acquisition was initially reported by the Registrant in a Current Report on Form 8-K filed on July 20, 2005. This amendment is being filed to amend and restate Items 9.01(a) and 9.01(b) of such report in their entirety.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired:

The consolidated financial statements of PictureArts Corporation and PictureArts New York, Inc., its wholly-owned subsidiary, and the reports of McGladrey & Pullen, LLP, the independent public accounting firm relating to such consolidated financial statements, are attached hereto.

(b) Pro Forma Financial Information:

The unaudited pro forma consolidated financial statements of the Registrant attached hereto are not necessarily indicative of the results that actually would have been attained if the Acquisition had been in effect on the dates indicated or which may be attained in the future. Such statements should be read in conjunction with the historical financial statements of the Registrant and the Company.

(c) Exhibits:

10.1 Stock Purchase Agreement, dated as of June 30, 2005, by and among JupiterImages Corporation (a wholly owned subsidiary of the Registrant), Jeffrey Burke and Lorraine Triolo (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on July 1, 2005).*

99.1 Press Release, dated July 19, 2005, of Jupitermedia Corporation.*

*	Previously filed in the Current Report on Form 8-K filed by the Registrant on July 20, 2005.

PictureArts Corporation and Subsidiary

Report of Independent Public Accounting Firm

To the Stockholders of

PictureArts Corporation

South Pasadena, California

We have audited the accompanying consolidated balance sheet of PictureArts Corporation and subsidiary as of June 30, 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the eleven months then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PictureArts Corporation and subsidiary as of June 30, 2005, and the results of their operations and their cash flows for the eleven months then ended in conformity with United States generally accepted accounting principles.

As discussed in Note 3, the accompanying consolidated financial statements have been restated.

/s/  MCGLADREY & PULLEN, LLP

Pasadena, California

September 12, 2005

PictureArts Corporation and Subsidiary

Consolidated Balance Sheet

June 30, 2005

(in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$8,286
Accounts receivable, net of allowance of $145	3,206
Prepaid expenses	75

Total current assets	11,567

Property and equipment, net	3,946
Intangible assets, net	289
Goodwill	216
Other assets, net	295

Total assets	$16,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of notes payable	$48
Accounts payable	2,779
Accrued acquisition payments	41
Income taxes payable	1,090
Deferred tax liabilities	14

Total current liabilities	3,972

Long-term liabilities:
Notes payable	2,143
Accrued acquisition payments	136
Deferred tax liabilities	555

Total liabilities	6,806

Commitments and contingencies (see notes)	—

Stockholders’ equity:
Common stock, no par value, 100,000 shares authorized, 1,000 shares issued and outstanding	1
Contributed capital	86
Retained earnings	9,420

Total stockholders’ equity	9,507

Total liabilities and stockholders’ equity	$16,313

See notes to consolidated financial statements.

PictureArts Corporation and Subsidiary

Consolidated Statement of Operations

For the Eleven Months Ended June 30, 2005

(in thousands)

Revenues	$21,105
Cost of revenues	9,056

Gross margin	12,049

Operating expenses:
Advertising, promotion and selling	1,905
General and administrative	2,921
Depreciation	320
Amortization	79

Total operating expenses	5,225

Operating income	6,824

Interest income	69
Interest expense	(122)

Income before income taxes	6,771
Provision for income taxes	2,679

Net income	$4,092

See notes to consolidated financial statements.

PictureArts Corporation and Subsidiary

Consolidated Statement of Changes in Stockholders’ Equity

For the Eleven Months Ended June 30, 2005

(in thousands, except share amounts)

	Common Stock		Contributed Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance at August 1, 2004 as previously reported	1,000	$1	$—	$5,242	$5,243
Restatements, net of related taxes of $94, (Note 3)	—	—	86	98	184

Balance at August 1, 2004, as restated	1,000	1	86	5,340	5,427
Dividends	—	—	—	(12)	(12)
Net income	—	—	—	4,092	4,092

Balance at June 30, 2005	1,000	$1	$86	$9,420	$9,507

See notes to consolidated financial statements.

PictureArts Corporation and Subsidiary

Consolidated Statement of Cash Flows

For the Eleven Months Ended June 30, 2005

(in thousands)

Cash flows from operating activities:
Net income	$4,092
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred taxes	(525)
Depreciation and amortization	379
Provision for losses on accounts receivable	87
Changes in current assets and liabilities
Accounts receivable	490
Prepaid expenses	(47)
Accounts payable	1,459
Income taxes payable	(239)
Other assets	(13)

Net cash provided by operating activities	5,683

Cash flows from investing activities:
Purchase of property and equipment	(872)
Proceeds from sale of assets	4

Net cash used in investing activities	(868)

Cash flows from financing activities:
Repayment of notes payable	(36)
Acquisition payments	(39)
Dividends to stockholders	(12)

Net cash used in financing activities	(87)

Net increase in cash and cash equivalents	4,728
Cash and cash equivalents, beginning of period	3,558

Cash and cash equivalents, end of period	$8,286

Supplemental disclosures of cash flow:
Cash paid for interest	$132

Cash paid for income taxes	$551

See notes to consolidated financial statements.

PictureArts Corporation and Subsidiary

Notes to Financial Statements

For the Eleven Months Ended June 30, 2005

1. BASIS OF PRESENTATION OF THE ACQUIRED BUSINESSES

PictureArts Corporation and its wholly owned subsidiary, PictureArts New York, Inc., (collectively “PictureArts” or “the Company”) are engaged in the business of marketing and licensing digital images through third party distributors, an internal sales force and its Web site.

On July 18, 2005, JupiterImages Corporation (“JupiterImages”), a wholly owned subsidiary of the Jupitermedia Corporation (“Jupitermedia”), acquired all of the outstanding stock of PictureArts pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) dated June 30, 2005, between JupiterImages, as Purchaser, and Jeffrey Burke and Lorraine Triolo, as Sellers (the “Acquisition”). The consideration paid in the Acquisition (which was determined as a result of arms’-length negotiations) consisted of cash in the amount of approximately $63.2 million.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation. The accompanying consolidated financial statements include the accounts of PictureArts Corporation and its wholly owned subsidiary, PictureArts New York, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Accounting period. The Company’s fiscal year end is July 31. The accompanying financial statements have been prepared for the eleven months ended June 30, 2005 in order to comply with Form 8-K filing requirements for Jupitermedia.

Revenue recognition. A significant portion of the Company’s revenue is derived from third party distributors of its digital images. The Company has agreements with the distributors, whereby the distributors make sales to end users and remit a percentage share of the sales to the Company. The Company recognizes the revenue from the sale by the distributor at the time of the sale. The Company also derives digital image revenue from its own sales staff and via its Web site. In these cases, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collection is reasonably assured. Delivery occurs upon shipment of CD-ROMs or the availability of the image(s) via the Internet for downloading by the customer.

Use of estimates in the financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents. Cash equivalents consist of highly liquid investments with a maturity date of three months or less when purchased.

Accounts receivable. Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. Accounts are considered past due based on contractual and invoice terms. The Company estimates doubtful accounts based on historical bad debts, factors related to specific customers’ ability to pay, certain percentages of aged receivables and current economic trends. The Company writes off accounts receivable against the allowance when a balance is determined to be uncollectible. The Company does not charge interest on past due amounts.

Financial instruments. The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximated fair value because of the relatively short maturity of these instruments. The long-term debt approximates fair value as it bears interest rates at market rates.

Deferred financing costs. Included in other assets at June 30, 2005 are financing fees in the amount of $285,000, net of accumulated amortization of $16,000. These costs are being amortized over the term of the related loan agreements that approximates the effective interest method. Amortization expense was $12,000 for the eleven months ended June 30, 2005.

Concentration of credit risk. Getty Images (US) Inc. accounted for 47% of the Company’s revenues for the eleven months ended June 30, 2005 and comprised approximately 55% of the accounts receivable as of June 30, 2005.

All cash balances are held with one financial institution and may exceed federal insured limits.

Property and equipment. Property and equipment is recorded at cost and depreciated using the straight-line method over their estimated useful lives that range from three to five years. Buildings are being depreciated using the straight-line method over their estimated useful lives of 39 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease.

Intangible assets. Intangible assets are being amortized using the straight-line method over their estimated useful lives. The image library is being amortized over 10 years. Web site development costs are being amortized over one year.

Impairment of long-lived assets. The Company periodically evaluates the recoverability of the carrying amount of long-lived assets (including property and equipment) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment losses are assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are charged to expense. Long-lived assets to be disposed of are carried at fair value less costs to sell.

Advertising and promotion expense. Advertising and promotion costs are expensed as incurred. Advertising and promotion costs were $546,000 for the eleven months ended June 30, 2005.

Capitalized software. In accordance with Statement of Position 98-1, the costs of computer software developed or acquired for internal use incurred during the preliminary project stage are expensed as incurred. Costs incurred during the application development stage are capitalized. Costs incurred during the post-implementation or operation stage are expensed as incurred.

Income taxes. The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using presently enacted tax rates. The effect on deferred income tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

3. RETAINED EARNINGS RESTATEMENT

Retained earnings at August 1, 2004 has been restated for the correction of the errors described below (in thousands):

	Increase (Decrease)
	Contributed Capital	Retained Earnings	Total
To adjust revenues for items that should have been recorded during fiscal year ended July 31, 2004	$—	$302	$302
To recognize amortization expense in connection with business purchase combination	—	(24)	(24)
To record royalty expense	86	(86)	—
To record deferred taxes in relation to the retained earnings restatements	—	(94)	(94)

Total	$86	$98	$184

The effect of these adjustments on net income for the year ended July 31, 2004 has not been determined.

4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at June 30, 2005 (in thousands):

Land	$279
Buildings and improvements	2,787
Machinery and equipment	700
Computer software	812
Furniture and fixtures	57
Automobiles	41

4,676
Less: Accumulated depreciation	(730)

Property and equipment, net	$3,946

5. INTANGIBLE ASSETS

The following table sets forth the intangible assets that are subject to amortization, including the related accumulated amortization at June 30, 2005 (in thousands):

	Cost	Accumulated Amortization	Net Carrying Value
Image library	$330	$(41)	$289
Web site development costs	25	(25)	—

Total	$355	$(66)	$289

The amortization expense related to intangible assets was $47,000 for the eleven months ended June 30, 2005.

Intangibles that are subject to amortization are amortized on a straight-line basis over their expected useful lives. Estimated amortization expense for intangible assets subject to amortization is as follows (in thousands):

Year Ending July 31:
2005 (one month)	$3
2006	33
2007	33
2008	33
2009	33
Thereafter	154

$289

6. NOTES PAYABLE

Notes payable consist of the following at June 30, 2005 (in thousands):

Note payable dated January 27, 2003	$1,217
Note payable dated April 16, 2004	974

2,191
Less: Current maturities	(48)

Notes payable	$2,143

The note payable dated January 27, 2003 in the original amount of $1,240,000 with principal and interest payable monthly is secured by certain real property, fixtures and equipment at the Company’s South Pasadena, California facility. The interest rate is variable and is equal to the Prime Rate plus two percent adjusted on a quarterly basis. The maturity date is April 1, 2029.

The note payable dated April 16, 2004 in the original amount of $1,003,000 with interest at 5.2644%, interest and principal payable monthly. The note is secured by a second trust deed on the Company’s real property in South Pasadena, California. The maturity date is July 1, 2024. Both notes were paid in full on July 18, 2005 with proceeds from the sale transaction to JupiterImages Corporation, as further discussed in Note 10.

As of June 30, 2005, the Company had an unused line of credit with a $100,000 limit. This line of credit has never been used and subsequently has been terminated as part of the Purchase Agreement.

7. INCOME TAXES

The components of income tax provision as shown in the consolidated statement of operations for the eleven months ended June 30, 2005 are as follows (in thousands):

Current tax provision
Federal	$2,509
State	695

Total current tax provision	3,204

Deferred tax provision
Federal	(412)
State	(113)

Total deferred tax provision	(525)

Income tax provision	$2,679

A summary of PictureArts’ deferred tax liabilities as of June 30, 2005 is as follows (in thousands):

Deferred income tax liabilities (assets):
Revenues recorded for financial reporting purposes	$561
Depreciation of property and equipment	181
Reserves recorded for financial reporting purposes	(173)

Net deferred income tax liabilities	$569

A reconciliation setting forth the difference between the amount of taxes computed at PictureArts’ effective income tax rate and the U.S. federal statutory income tax rate for the eleven months ended June 30, 2005 is as follows (in thousands):

Income tax expense based on federal statutory rate	$2,286
State tax expense, net of U.S. federal income tax	388
Non-deductible expenses	5

$2,679

8. COMMITMENTS AND CONTINGENCIES

The Company is obligated under non-cancelable operating leases for office space expiring at various dates through December 31, 2006. The leases are subject to escalations for the Company’s proportionate share of increases in real estate taxes and operating expenses. Future minimum lease payments under these leases are $365,000.

Rent expense charged to operations was $144,000 for the eleven months ended June 30, 2005 and is included in general and administrative expenses in the consolidated statement of operations.

Future annual minimum lease payments under all operating leases are as follows (in thousands):

Year Ending July 31:
2005 (one month)	$23
2006	244
2007	98

$365

9. EMPLOYEE BENEFIT PLAN

The Company has a contributory defined contribution plan under Section 401(k) of the Internal Revenue Code (the “Code”) covering all qualified employees. Participants may elect to defer up to the maximum percentage allowed subject to an annual limitation as provided by the Code. The plan provides for a 25% matching contribution up to a maximum of 6% of each employees deferral amount. In addition, the Company may make a discretionary matching contribution. Contributions to the plan were $25,000 for the eleven months ended June 30, 2005.

10. SUBSEQUENT EVENTS

On July 18, 2005, JupiterImages Corporation acquired all of the outstanding stock of PictureArts Corporation pursuant to a Stock Purchase Agreement dated June 30, 2005, between JupiterImages Corporation, as Purchaser, and Jeffrey Burke and Lorraine Triolo, as Sellers (the “Acquisition”). The consideration paid in the Acquisition consisted of cash in the amount of approximately $63.2 million.

As part of the acquisition, ownership of the Company’s land and buildings located in South Pasadena, California was transferred to the selling parties and the remaining notes payable relating to the property were paid out of proceeds from the transaction.

In connection with the acquisition, the Company has paid, or will pay, bonuses to its employees totaling approximately $7.0 million.

On August 19, 2005 Getty Images (US) Inc., a major distributor of the Company’s products, terminated its image distribution agreement with PictureArts Corporation effective December 16, 2005.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following Unaudited Pro Forma Combined Financial Information is based on the historical financial statements of Jupitermedia Corporation, Creatas, L.L.C. and subsidiaries (“Creatas”), and PictureArts Corporation and subsidiary (“PictureArts”), and has been prepared to illustrate the effect of Jupitermedia Corporation’s acquisitions of the shares of Creatas and PictureArts and the disposition of Jupitermedia Corporation’s Search Engine Strategies trade shows and ClickZ Network of web sites. The Unaudited Pro Forma Combined Financial Information has been prepared using the purchase method of accounting.

On March 7, 2005, the members of Creatas agreed to sell all of their equity to Jupitermedia Corporation for $38.2 million in cash and 1,483,074 restricted shares of Jupitermedia common stock preliminarily valued at $21.6 million when issued.

On August 5, 2005, Jupitermedia Corporation announced that it had closed the sale of its Search Engine Strategies trade shows and its ClickZ.com Network of Web sites for $43 million in cash, subject to certain post-closing adjustments. The purchaser is London Stock Exchange listed media company Incisive Media plc.

The Unaudited Pro Forma Combined Balance Sheet as of June 30, 2005 gives effect to the acquisition of PictureArts and the disposition of the Search Engine Strategies trade shows and the ClickZ Network of Web sites as if they had been consummated on June 30, 2005. The Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 2004 and for the six months ended June 30, 2005 give effect to the acquisitions of Creatas and PictureArts and the disposition of the Search Engine Strategies trade shows and the ClickZ Network of Web sites as if they had been consummated on January 1, 2004.

The statement of operations of PictureArts included in the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2004 combines the seven-month period from January 1, 2004 through July 31, 2004 and the five-month period from August 1, 2004 through December 31, 2004. The revenue for the combined periods was $10.6 million and $9.7 million, respectively, and the net income was $2.4 million and $2.1 million, respectively.

The Unaudited Pro Forma Combined Financial Information is based on certain assumptions and adjustments described in the notes to the Unaudited Pro Forma Combined Financial Information included in this report and should be read in conjunction with the historical financial statements and accompanying disclosures contained in Jupitermedia Corporation’s December 31, 2004 consolidated financial statements and notes thereto on Form 10-K, the historical financial statements and disclosures contained in Jupitermedia Corporation’s Form 8-K/A related to the Creatas acquisition and the historical financial statements of PictureArts for the eleven months ended June 30, 2005 and notes thereto included in this report.

The Unaudited Pro Forma Combined Financial Information does not reflect future events that may occur after the acquisition has been completed. As a result of the assumptions, estimates and uncertainties, the accompanying Unaudited Pro Forma Combined Financial Information does not purport to describe the actual financial condition or results of operations that would have been achieved had the acquisition in fact occurred on the dates indicated, nor does it purport to predict Jupitermedia Corporation’s future financial condition or results of operations. The acquisition will be accounted for as a purchase. Jupitermedia Corporation has not completed the final allocation of the purchase price to tangible and intangible assets of the acquisition.

Jupitermedia Corporation

Jupitermedia Corporation

Unaudited Pro Forma Combined Balance Sheet

June 30, 2005

(in thousands)

	Jupitermedia Corporation (historical)	PictureArts Corporation (historical)	Pro Forma Adjustments		Jupitermedia Corporation Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$19,950	$8,286	$(15,654	)(1)(4)(5)(6)	$12,582
Accounts receivable, net	21,417	3,206	(2,294	)(6)	22,329
Unbilled accounts receivable	1,336	—	—		1,336
Prepaid expenses and other	4,238	75	(164	) (6)	4,149

Total current assets	46,941	11,567	(18,112)		40,396

Property and equipment, net	8,673	3,946	(2,446	)(2)(3)	10,173
Intangible assets, net	31,877	289	12,811	(2)	44,977
Goodwill	103,674	216	52,622	(2)(6)	156,512
Restricted cash	—	—	1,000	(6)	1,000
Investments and other assets	1,345	295	(285	)(3)	1,355

Total assets	$192,510	$16,313	$45,590		$254,413

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,157	$2,779	$(195	)(6)	$10,741
Accrued payroll and related expenses	3,039	—	(158	) (6)	2,881
Accrued expenses and other	8,198	41	(80	) (6)	8,159
Income taxes payable	—	1,090	—		1,090
Deferred revenue	18,957	—	(2,374	)(6)	16,583
Deferred income tax liabilities	—	14	541	(2)	555
Current portion of long-term debt	8,333	48	(48	)(3)	8,333

Total current liabilities	46,684	3,972	(2,314)		48,342

Long-term debt	11,744	2,143	15,857	(3)(5)	29,744
Accrued acquisition payments	—	136	40	(6)	176
Deferred revenues	847	—	—		847
Deferred income tax liabilities	1,234	555	3,699	(2)	5,488

Total liabilities	60,509	6,806	17,282		84,597

Commitment and contingencies	—	—	—		—

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	347	1	(1	)(2)	347
Additional paid-in capital	243,856	86	(86	)(2)	243,856
(Accumulated deficit) retained earnings	(111,108)	9,420	28,395	(2)(6)	(73,293)
Treasury stock, 65,000 shares at cost	(106)	—	—		(106)
Accumulated other comprehensive loss	(988)	—	—		(988)

Total stockholders’ equity	132,001	9,507	28,308		169,816

Total liabilities and stockholders’ equity	$192,510	$16,313	$45,590		$254,413

See notes to the unaudited pro forma combined balance sheet.

Jupitermedia Corporation

Notes to Unaudited Pro Forma Combined Balance Sheet

June 30, 2005

(in thousands)

The unaudited pro forma combined balance sheet gives effect to the following unaudited pro forma adjustments:

1.	Adjustment reflects the amount of $63,247 of cash paid for the shares of PictureArts Corporation (the “Acquired Shares”).

2.	Adjustments reflect management’s preliminary allocation of the purchase price for the Acquired Shares. Jupitermedia Corporation has not yet started its appraisal to determine the allocation of the purchase price of the Acquired Shares. Jupitermedia Corporation has retained a third party valuation firm to assist in valuing the Acquired Shares.

The following table summarizes the preliminary purchase price allocation of the Acquired Shares based upon Jupitermedia Corporation’s current estimates. This allocation and the lives shown are preliminary and subject to change pending a final appraisal from a third party valuation firm (dollars in thousands):

	Amount	Lives
Cash and cash equivalents	$1,279	N/A
Accounts receivable	3,206	NA
Prepaid expenses and other	75	N/A
Property and equipment	1,500	3-10 years
Domain name	2,500	Indefinite
Image library – contemporary	5,000	7 years
Image library – archival	5,000	15 years
Non-compete agreement	500	3 years
Web site development costs	100	3 years
Goodwill	52,511	Indefinite
Other assets	10	N/A
Accounts payable	(2,787)	N/A
Income taxes payable	(838)	N/A
Deferred income tax liabilities	(555)	N/A
Long-term deferred income tax liabilities	(4,254)	N/A

Net assets acquired	$63,247

3.	Adjustment reflects the transfer of PictureArts Corporation’s land and building in South Pasadena, California to the sellers. Loan fees and the notes payable associated with the land and building have also been adjusted.

4.	Adjustment reflects $7.0 million in employee bonuses to be paid in connection with the Acquisition.

5.	Adjustment reflects borrowing of $18.0 million under Jupitermedia Corporation’s line of credit.

6.	Adjustment reflects the net proceeds of $37.6 million from the sale of Jupitermedia Corporation’s Search Engine Strategies trade shows and the ClickZ Network of Web sites. The net liabilities on Jupitermedia Corporation’s balance sheet related to these assets has been adjusted, and consisted of the following: accounts receivable of $2.3 million, prepaid expenses of $164, accounts payable of $195, accrued payroll and related expenses of $158, accrued expenses and other of $80 and deferred revenue of $2.4 million.

Jupitermedia Corporation

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2004

(in thousands, except per share amounts)

	Jupitermedia Corporation (historical)	Creatas, L.L.C. (historical)	PictureArts Corporation (historical)	Pro Forma Adjustments		Jupitermedia Corporation Pro Forma
Revenues	$71,888	$43,073	$20,349	$(11,724	)(10)	$123,586
Cost of revenues	26,077	16,697	8,337	(5,319	)(10)	45,792

Gross profit	45,811	26,376	12,012	(6,405)		77,794

Operating expenses:
Advertising, promotion and selling	16,232	5,176	1,760	(3,222	)(10)	19,946
General and administrative	10,687	20,176	2,436	(1,174	)(1)(10)	32,125
Depreciation	804	—	205	898	(1)(7)	1,907
Amortization	2,166	—	62	1,323	(1)(7)	3,551

Total operating expenses	29,889	25,352	4,463	(2,175)		57,529

Operating income (loss)	15,922	1,024	7,549	(4,230)		20,265

Income on investments and other, net	190	46	—	—		236
Interest income	163	—	36	(52	)(5)	147
Interest expense	(130)	(2,066)	(123)	379	(2)(3)(8)	(1,940)

Income (loss) before income taxes, minority interests and equity loss from international and venture fund investments and other, net	16,145	(996)	7,462	(3,903)		18,708

Provision (benefit) for income taxes	288	(160)	2,976	4,567	(9)	7,671
Minority interests	(89)	—	—	—		(89)
Equity loss from international and venture fund investments and other, net	(31)	—	—	—		(31)

Net income (loss)	$15,737	$(836)	$4,486	$(8,470)		$10,917

Earnings per share:
Basic	$0.54					$0.35

Diluted	$0.49					$0.33

Shares used in computing earnings per share:
Basic	29,381			1,483	(4)	30,864

Diluted	31,801			1,483	(4)	33,284

See notes to the unaudited pro forma combined statement of operations.

Jupitermedia Corporation

Unaudited Pro Forma Combined Statement of Operations

For the Six Months Ended June 30, 2005

(in thousands, except per share amounts)

	Jupitermedia Corporation (historical)	Creatas, L.L.C. (historical)	PictureArts Corporation (historical)	Pro Forma Adjustments		Jupitermedia Corporation Pro Forma
Revenues	$58,809	$12,134	$11,344	$(9,130	) (6)(10)	$73,157
Cost of revenues	22,665	5,040	4,909	(5,045	) (6)(10)	27,569

Gross profit	36,144	7,094	6,435	(4,085)		45,588

Operating expenses:
Advertising, promotion and selling	11,593	3,846	997	(1,680	) (6)(10)	14,756
General and administrative	7,928	2,508	1,882	(914	) (1)(6)(10)	11,404
Depreciation	710	—	190	394	(1)(6)(7)	1,294
Amortization	1,705	—	31	528	(1)(6)(7)	2,264

Total operating expenses	21,936	6,354	3,100	(1,672)		29,718

Operating income (loss)	14,208	740	3,335	(2,413)		15,870

Loss on investments and other, net	(41)	—	—	—		(41)
Interest income	214	—	50	(158	) (5)(6)	106
Interest expense	(288)	(278)	(85)	(547	) (2)(3)(6)(8)	(1,198)

Income before income taxes, minority interests and equity income from venture fund investments and other, net	14,093	462	3,300	(3,118)		14,737
Provision for income taxes	1,612	—	1,298	3,028	(6)(9)	5,938
Minority interests	(31)	—	—	—		(31)
Equity income from venture fund investments and other, net	132	—	—	—		132

Net income	$12,582	$462	$2,002	$(6,146)		$8,900

Earnings per share:
Basic	$0.38					$0.26

Diluted	$0.35					$0.24

Shares used in computing earnings per share:
Basic	33,523			544	(4)	34,067

Diluted	36,044			544	(4)	36,588

See notes to the unaudited pro forma combined statement of operations.

Jupitermedia Corporation

Notes to Unaudited Pro Forma Combined Statements of Operations

For the Year Ended December 31, 2004 and For the Six Months Ended June 30, 2005

(in thousands)

The unaudited pro forma combined statements of operations give effect to the following unaudited pro forma adjustments:

1.	Adjustment reflects a reclassification relating to the classification of historical depreciation and amortization expense for Creatas, L.L.C. to conform with Jupitermedia Corporation’s presentation. Depreciation expense of $883 and amortization expense of $137 were classified as general and administrative expenses for the year ended December 31, 2004 prior to reclassification. Depreciation expense of $308 and amortization expense of $60 were classified as general and administrative expenses for the six months ended June 30, 2005 prior to reclassification.

2.	Adjustment reflects the elimination of interest expense related to the long-term debt of Creatas, L.L.C. not assumed by Jupitermedia Corporation. There was $2.1 million of interest expense eliminated for the year ended December 31, 2004 and $278 of interest expense eliminated for the six months ended June 30, 2005.

3.	Adjustment reflects the increase of interest expense related to the loan under the credit facility used to finance the acquisitions of PictureArts Corporation and Creatas, L.L.C. There was an $855 increase in interest expense related to the loan for the year ended December 31, 2004 and a $428 increase for the six months ended June 30, 2005.

4.	Adjustment reflects the shares issued as part of the Creatas, L.L.C. acquisition.

5.	Adjustment reflects the reduction in interest income related to the cash expended in the acquisitions of PictureArts Corporation and Creatas, L.L.C.

6.	Adjustment reflects the activity for Creatas, L.L.C. from March 7, 2005 though March 31, 2005 included in the historical financial statements of Jupitermedia Corporation for the three months ended March 31, 2005.

7.	Adjustment reflects the increase in depreciation and amortization expense relating to the assets acquired based upon Jupitermedia Corporation’s preliminary purchase price allocation for the acquisition of PictureArts. Depreciation expense increased by $450 for the year ended December 31, 2004 and $137 for the six months ended June 30, 2005. Amortization expense for the year ended December 31, 2004 and for the six months ended June 30, 2005 increased by $1.2 million and $593, respectively.

8.	Adjustment reflects the elimination of interest expense related to the notes payable of PictureArts Corporation that have been paid in connection with the acquisition.

9.	Adjustment reflects the additional provision for income taxes that are the result of the acquisitions of PictureArts Corporation and Creatas, L.L.C. and the utilization of Jupitermedia Corporation’s net operating loss carryforwards due to the gain on the sale of the Search Engine Strategies trade shows and ClickZ Network of Web sites.

10.	Adjustment reflects the activity for Jupitermedia Corporation’s Search Engine Strategies trade shows and the ClickZ Network of Web sites that have been removed to reflect the sale of these operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

JUPITERMEDIA CORPORATION

Date: September 30, 2005	By:	/s/ Christopher S. Cardell
Christopher S. Cardell
President